Exhibit 99.1
Press Release
For Immediate Release
ITC Holdings Corp. Reports Second Quarter 2008 Results
     Highlights
w	Net income for the second quarter of $28.7 million, or $0.57 per diluted share

w	Net income for the first six months of 2008 of $54.2 million, or $1.10 per diluted share

w	Investments in property, plant & equipment for six months ended June 30, 2008, for ITCTransmission, METC and ITC Midwest of $72.3 million, $54.1 million and $49.6 million, respectively

w	Updated 2008 EPS guidance of $2.00 to $2.05

w	2008 guidance confirmed for investments in property, plant & equipment
Novi, Michigan — August 6, 2008 — ITC Holdings Corp. (NYSE: ITC) today announced its second quarter results for the period ended June 30, 2008. Net income for the quarter was $28.7 million, or $0.57 per diluted share, compared to $20.0 million, or $0.46 per diluted share for the second quarter of 2007. Net income for the first six months of 2008 was $54.2 million, or $1.10 per diluted share, compared to $36.9 million, or $0.85 per diluted share for the same period last year.
“We are extremely pleased with our second quarter results, having posted strong growth in both revenues and net income,” said Joseph L. Welch, chairman, president and CEO of ITC. “These positive results were primarily driven by ITC Midwest’s acquisition of Interstate Power and Light Company’s (IPL) electric transmission assets and growth in rate base at ITCTransmission and METC. Our first six month results further validate the strength of our growth strategy, and we have updated our 2008 earnings guidance to reflect our better than expected results. We are continuing in our efforts to further expand our footprint and remain committed to building the infrastructure and supporting policies that will improve electric reliability, facilitate access to renewable resources and provide customers equal access to wholesale energy markets.”
In the second quarter of 2008, ITCTransmission invested $20.2 million, METC invested $27.9 million, and ITC Midwest invested $31.8 million in their respective transmission systems. For the six month period, ITCTransmission, METC and ITC Midwest’s respective investments were $72.3 million, $54.1 million and $49.6 million.
In June the Cedar River in Cedar Rapids, Iowa, the location of ITC Midwest’s headquarters, crested to 19 feet above flood stage, flooding hundreds of city blocks in and around Cedar Rapids and causing the evacuation of our employees as well as damage to two of our substations. ITC responded quickly and continues to work closely with IPL and Alliant Energy to restore reliable electrical service in and around the flood-affected areas. ITC Midwest suffered approximately $2 million in losses of protective relay and monitoring equipment. The majority of the damage is expected to be covered by insurance after a $1 million deductible. “We are very proud of our employees’ and contractors’ response and hard work in restoring electric service as soon as possible,” said Jon E. Jipping, executive vice president and chief operating officer. “Their efforts demonstrate the strong teamwork and customer focus that is part of the ITC culture.”
ITC reported operating revenues of $160.6 million for the second quarter 2008, an increase of $54.3 million over the comparable period last year. Network revenues increased by $32.5 million due to the December 2007 acquisition by ITC Midwest of the electric transmission assets of IPL, for which no revenues were included in our results of operations for the three months ended June

30, 2007. Additionally, METC and ITCTransmission recognized additional network revenues of $8.9 million and $5.8 million, respectively, mainly due to higher net revenue requirement as a result of higher rate base, operating expenses and taxes, among other items. Point-to-point, scheduling, control and dispatch revenues increased primarily due to $1.8 million of ITC Midwest revenues. Regional cost sharing revenues became applicable during 2008 and were $3.7 million for the three months ended June 30, 2008.
Operating revenues for the six months ended June 30, 2008, were $302.5 million, an increase of $95.0 million compared to the first six months of 2007. Network revenues billed increased by $60.7 million as a result of the acquisition by ITC Midwest of the IPL transmission assets. Additionally, METC and ITCTransmission recognized additional network revenues of $12.9 million and $7.8 million, respectively, due to higher net revenue requirement as a result of higher rate base, operating expenses and taxes, among other items. Point-to-point, scheduling, control and dispatch revenues increased primarily due to the addition of $3.4 million of ITC Midwest revenues. Regional cost sharing revenues became applicable during 2008 and were $7.4 million for the six months ended June 30, 2008.
Operation & maintenance (O&M) expenses of $32.9 million were $11.4 million higher in the second quarter of 2008 than the same period in 2007. O&M expenses increased primarily due to expenses incurred by ITC Midwest of $6.6 million that were not included in our results of operations for the three months ended June 30, 2007. In addition to the increases in O&M expenses relating to ITC Midwest, METC incurred additional vegetation management expenses of $4.7 million.
For the six months ended June 30, 2008, O&M expenses of $54.4 million were $14.3 million higher than for the same period in 2007. O&M expenses increased by $9.7 million due to amounts incurred by ITC Midwest, for which no amounts were included in our results of operations for the six months ended June 30, 2007. In addition to the increases in O&M expenses relating to ITC Midwest, METC incurred additional vegetation management expenses of $5.1 million.
General and administrative (G&A) expenses of $21.4 million for the second quarter of 2008 were $9.2 million higher than the same period in 2007. G&A expenses increased primarily due to personnel additions and higher business expenses, all of which include incremental costs incurred by ITC Midwest.
For the six months ended June 30, 2008, G&A expenses of $39.3 million were $12.1 million higher than for the same period in 2007. G&A expenses increased $10.2 million primarily due to personnel additions and higher business expenses, mainly as a result of the acquisition of IPL transmission assets. Also, G&A expenses increased by $1.1 million at ITC Grid Development and ITC Great Plains subsidiaries for salaries, benefits and general business expenses incurred during the six months ended June 30, 2008.
Depreciation and amortization expenses increased by $6.7 million in the second quarter of 2008, compared to the same period in 2007. ITC Midwest recognized depreciation expenses of $4.4 million for the three months ended June 30, 2008. Depreciation and amortization expenses also increased at ITCTransmission and METC due to a higher depreciable asset base resulting from property, plant and equipment additions.
Depreciation and amortization expenses increased $12.9 million in the six months ended June 30, 2008, compared to the same period in 2007. ITC Midwest recognized depreciation expenses of $8.5 million for the six months ended June 30, 2008. Depreciation and amortization expenses also increased at ITCTransmission and METC primarily due to a higher depreciable asset base resulting from property, plant and equipment additions.
Taxes other than income taxes increased due to property tax expenses at ITC Midwest of $1.6 million for the three months ended June 30, 2008. Additionally, property tax expenses at ITCTransmission and METC increased by $1.1 million primarily due to ITCTransmission and METC’s capital additions, which are included in the assessments for 2008 personal property taxes. Partially offsetting these increases was a decrease of $0.4 million as a result of the replacement of the Michigan Single Business Tax.
For the six months ended June 30, 2008, taxes other than income taxes increased due to property tax expenses at ITC Midwest of $3.2 million. Additionally, property tax expenses at ITCTransmission and METC increased by $2.1 million primarily due to ITCTransmission and METC’s capital additions, which are included in the assessments for 2008 personal property taxes. Partially offsetting these increases was a decrease of $1.0 million as a result of the replacement of the Michigan Single Business Tax.
During the three and six months ended June 30, 2008, ITCTransmission sold a permanent easement of land for a gain of $1.4 million.
For three and six months ended June 30, 2008, compared to three and six months ended June 30, 2007, interest expense increased primarily due to higher borrowing levels to finance our capital expenditures and to finance the ITC Midwest acquisition.
Guidance for 2008
For 2008, earnings per diluted share are expected to be between $2.00 and $2.05. This increase, compared to prior EPS guidance of $1.90 to $2.00, is mainly due to higher projected rate base, higher load dispatch and ancillary revenues and a gain on the sale of a permanent easement in the second quarter of 2008. Investments in property, plant & equipment for 2008 are expected to be approximately $95-110 million, $105-130 million and $85-100 million for ITCTransmission, METC and ITC Midwest, respectively, as previously disclosed.
Second Quarter Conference Call
ITC will conduct a conference call to discuss second quarter 2008 earnings results at 11 a.m. ET August 7, 2008. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO, will discuss the financial results of the second quarter of 2008. Individuals wishing to participate in the conference call may dial toll-free (877) 440-5787 (domestic) or (719) 325-4863 (international); there is no passcode. The conference call replay, available through Thursday, August 14, 2008 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 1924427. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2008 second quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of the 10-Q can be found at ITC’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.

About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.
Investor/Analyst contact: Pat Wenzel (248.946.3570, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2008	2007	2008	2007
OPERATING REVENUES	$160,616	$106,303	$302,530	$207,577

OPERATING EXPENSES

Operation and maintenance	32,902	21,503	54,357	40,043
General and administrative	21,361	12,203	39,343	27,226
Depreciation and amortization	23,446	16,711	45,770	32,833
Taxes other than income taxes	10,313	8,066	21,198	16,836
Gain on sale of asset	(1,445)	—	(1,445)	—

Total operating expenses	86,577	58,483	159,223	116,938

OPERATING INCOME	74,039	47,820	143,307	90,639

OTHER EXPENSES (INCOME)

Interest expense	29,946	19,940	60,716	39,072
Allowance for equity funds used during construction	(2,284)	(1,613)	(5,380)	(2,853)
Loss on extinguishment of debt	—	—	—	349
Other income	(552)	(1,018)	(1,062)	(1,720)
Other expense	597	336	1,434	669

Total other expenses (income)	27,707	17,645	55,708	35,517

INCOME BEFORE INCOME TAXES	46,332	30,175	87,599	55,122

INCOME TAX PROVISION	17,671	10,176	33,417	18,268

NET INCOME	$28,661	$19,999	$54,182	$36,854

Basic earnings per share	$0.58	$0.47	$1.13	$0.87
Diluted earnings per share	$0.57	$0.46	$1.10	$0.85

Weighted-average basic shares	49,002,365	42,269,646	48,153,011	42,180,993
Weighted-average diluted shares	50,205,625	43,424,029	49,355,024	43,432,526

Dividends declared per common share	$0.290	$0.275	$0.580	$0.550

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30,	December 31,
(in thousands, except share data)	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$13,400	$2,616
Accounts receivable	55,854	40,919
Inventory	22,786	26,315
Deferred income taxes	12,910	2,689
Other	5,876	3,518

Total current assets	110,826	76,057

Property, plant and equipment (net of accumulated depreciation and amortization of $898,729 and $879,843, respectively)	2,114,617	1,960,433
Other assets
Goodwill	960,071	959,042
Intangible assets (net of accumulated amortization of $4,537 and $3,025, respectively)	53,870	55,382
Regulatory assets — acquisition adjustments	83,359	86,054
Regulatory assets- Attachment O revenue accrual (including accrued interest of $1,141 and $552, respectively)	72,492	20,537
Other regulatory assets	29,732	29,449
Deferred financing fees (net of accumulated amortization of $6,981 and $5,138, respectively)	20,656	14,201
Other	21,441	12,142

Total other assets	1,241,621	1,176,807

TOTAL ASSETS	$3,467,064	$3,213,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$63,493	$47,627
Accrued payroll	7,915	8,928
Accrued interest	37,970	23,088
Accrued taxes	22,647	15,065
ITC Midwest’s asset acquisition additional purchase price accrual	4,960	5,402
Refundable deposits from generators for transmission network upgrades	9,902	2,352
Other	3,811	3,965

Total current liabilities	150,698	106,427

Accrued pension and postretirement liabilities	16,515	13,934
Deferred income taxes	135,917	90,617
Regulatory liabilities	193,500	189,727
Other	4,490	6,093
Long-term debt	2,065,652	2,243,424

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 49,463,885 and 42,916,852 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	843,777	532,103
Retained earnings	57,375	31,864
Accumulated other comprehensive loss	(860)	(892)

Total stockholders’ equity	900,292	563,075

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,467,064	$3,213,297

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended
	June 30,
(in thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$54,182	$36,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	45,770	32,833
Attachment O revenue accrual-including accrued interest	(51,946)	(23,541)
Deferred income tax expense	32,564	18,268
Allowance for equity funds used during construction	(5,380)	(2,853)
Stock-based compensation expense	3,220	1,622
Amortization of loss on reacquired debt, deferred financing fees and debt discounts	3,075	2,190
Other	(1,435)	(76)
Changes in assets and liabilities, exclusive of changes shown separately	21,094	(6,215)

Net cash provided by operating activities	101,144	59,082

CASH FLOWS FROM INVESTING ACTIVITIES

Expenditures for property, plant and equipment	(193,793)	(148,162)
ITC Midwest’s asset acquisition direct fees	(981)	(1,459)
Other	1,445	926

Net cash used in investing activities	(193,329)	(148,695)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	657,782	—
Borrowings under ITC Holdings’ Term Loan Agreement	—	25,000
Repayment of long-term debt	(765,000)	—
Borrowings under revolving credit agreements	282,500	293,300
Repayments of revolving credit agreements	(353,200)	(209,600)
Issuance of common stock	309,427	1,759
Common stock issuance costs	(755)	(5)
Dividends on common stock	(28,662)	(23,363)
Repurchase and retirement of common stock	—	(1,841)
Debt issuance costs	(5,409)	(565)
Refundable deposits from generators for transmission network upgrades	6,286	—

Net cash provided by financing activities	102,969	84,685

NET INCREASE IN CASH AND CASH EQUIVALENTS	10,784	(4,928)

CASH AND CASH EQUIVALENTS — Beginning of period	2,616	13,426

CASH AND CASH EQUIVALENTS — End of period	$13,400	$8,498